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                                                                    Exhibit 99.2


[TECO Energy Logo]

FOR IMMEDIATE RELEASE



SNC-LAVALIN TO REPLACE ENRON SUBSIDIARY NEPCO ON PROJECTS FOR TECO/PANDA JOINT VENTURE, TECO POWER SERVICES
Contracts total nearly 5,600 megawatts of generation in Arizona, Arkansas and Mississippi.

May 17, 2002 - Tampa, FL -TECO Power Services today announced that its TECO-Panda Generating Company joint venture has signed contracts with SNC-Lavalin Constructors Inc., a subsidiary of SNC-Lavalin Group, Inc., to replace NEPCO (an Enron subsidiary) and to complete the engineering and construction of the 2,205-megawatt Union Power Station and the 2,145-megawatt Gila River Power Station. Union is located in El Dorado, Arkansas, and Gila River is located in Gila Bend, Arizona.

In addition, TECO Power Services announced that it has signed contracts with SNC-Lavalin to replace NEPCO and complete two additional facilities, the 599-megawatt Dell Power Station in Dell, Arkansas, and the 599-megawatt McAdams Power Station in Kosciusko, Mississippi. These two projects are wholly owned by subsidiaries of TECO Power Services.

Coincident with the execution of the four contracts, SNC-Lavalin Constructors Inc. will hire substantially all of NEPCO's management and staff. As a result, management and staff overseeing the projects will remain the same, ensuring continuity, job knowledge and maintenance of the construction quality and schedule. The projects will be completed on a cost-plus-fee basis, with the fee portion at-risk until the completion of the projects. The new contracts and the NEPCO termination will become effective at midnight on May 17, 2002.

TECO Power Services President Rick Ludwig said, "This is good news for the projects and for TECO Energy. SNC-Lavalin Constructors Inc. is backed by SNC-Lavalin Group's excellent reputation and years of experience in industrial construction. With this financially stable company, we are confident our projects will continue on schedule, using the same highly qualified personnel to oversee the process. In addition, this eliminates the risk that the projects would be drawn into the Enron bankruptcy, which could have impacted our large project financing."

                                     -more-

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TECO Power Services - 2

SNC-Lavalin's Executive Vice President-Power Klaus Triendl said, "The NEPCO team's know-how and experience, combined with SNC-Lavalin's existing thermal power expertise, will benefit all four of these major independent power construction projects."

GILA RIVER AND UNION

TECO-Panda Generating Company has already obtained approval from the lending bank group financing the construction of the Gila River and Union power stations for the new contracts with SNC-Lavalin Constructors Inc. No interruption of funding will occur. TECO Energy remains responsible for potential construction cost overruns for the two projects. This amount (including additional oversight and other requirements of the lending bank group and credits for improvements in other project costs), previously estimated to be approximately $63-million for the two joint venture projects is now estimated to be approximately $90 million with the SNC-Lavalin arrangement.

DELL AND MCADAMS

Work on project financing of TECO Power Services' Dell and McAdams facilities is underway and expected to be completed later this year. The potential EPC-related construction cost overruns, including estimates for additional oversight and other requirements necessary to complete the financing, previously estimated to be approximately $17 million, are now estimated to be approximately $27 million with the SNC-Lavalin arrangement.

OVERALL IMPACT

As previously reported by TECO Energy, construction cost overruns associated with the four projects were the result of Enron's centralized cash management procedures, which "swept" funds before they were applied to pay project costs. The exposure for cost overruns under the NEPCO contracts was significantly mitigated by each project drawing on NEPCO letters of credit, as well as NEPCO's agreement to forego profit and eliminate certain contingency amounts.

Overall, the four projects' estimated $117 million in potential net cost overruns outlined above will be amortized over 30 years and represent a small increase relative to the $3.4-billion estimated total cost for these projects. In addition, the project budgets contain contingency amounts still available that could absorb most of these overruns if the amounts are not needed for other purposes.

                                     -more-

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TECO POWER SERVICES - 3


ABOUT THE COMPANIES

TECO Power Services is a subsidiary of TECO Energy, Inc. (NYSE: TE), a Tampa-based energy holding company included in the S&P 500 Index, with more than $2.6 billion in revenues. TECO Power Services builds, owns and operates independent power plants, with an emphasis on high growth areas of North America. Other TECO Energy subsidiaries include Tampa Electric, Peoples Gas, TECO Transport, TECO Coal, TECO Coalbed Methane and TECO Solutions. TECO Energy as a whole has nearly 11,000 megawatts of electric generation, either operating or in construction.

SNC-Lavalin (TSX:SNC) is one of the leading groups of engineering and construction firms in the world and a global leader in the ownership and management of infrastructure. The SNC-Lavalin group of companies has over 14,000 employees in offices across Canada and in 30 other countries around the world. SNC-Lavalin is currently working in some 100 countries.

Note: This press release contains forward-looking statements, which are subject to the inherent uncertainties in predicting future results and conditions. Certain factors that could cause actual results to differ materially from those projected in these forward-looking statements include SNC-Lavalin Constructors Inc.'s ability to complete construction of the Union, Gila River, Dell and McAdams power stations on schedule and according to plan and TECO Power Services' ability to complete financing for the Dell and McAdams facilities. Additional factors are discussed under "Investment Considerations" in TECO Energy's Annual Report on Form 10-K for the year ended December 31, 2001, and reference is made hereto.

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Contact:      Media               Investors
              Laura Plumb         Mark Kane
              813.228.1572        813.228.1772